NNN 2002 VALUE FUND, LLC

December 21, 2007

RE:	NNN 2002 Value Fund, LLC Special Liquidating Distribution

Dear Unit Holder:

We are pleased to announce that a special liquidating distribution will be paid to unit holders of NNN 2002 Value Fund, LLC on or about December 21, 2007.

The current distribution amount you will receive represents your share of a special liquidating distribution of approximately $400,000, or $67.11 per unit before any withholdings for applicable taxes. The source of funds for the special liquidating distribution is from the $394,742 NNN 2002 Value Fund, LLC received in distributions during 2007 from the last remaining real estate investment of NNN 2002 Value Fund, LLC, the Congress Center property. If your funds are sent to an alternate address, your share of this special liquidating distribution and the requested destination are reflected in the enclosed statement.

As we previously communicated to you, NNN 2002 Value Fund, LLC filed a 2006 Illinois composite income tax return for certain non-resident members in April 2007. If you were included in this composite return, we withheld $[XXXX] from your special liquidating distribution, which is the total amount of tax paid on your behalf when the composite return was filed.

Including the current special liquidating distribution of $400,000, $36,221,038 has been distributed to investors since inception of the program. This amount includes all special liquidating distributions paid since the adoption of the plan of liquidation on August 31, 2005 (including distributions from property sales), in addition to distributions from property sales and regular monthly distributions paid prior to the adoption of the plan of liquidation. Total distributions to date represent approximately 122% of the total original investment of $29,799,260 in NNN 2002 Value Fund, LLC.

Triple Net Properties, LLC, on behalf of NNN 2002 Value Fund, LLC unit holders, is continuing its efforts to sell the 12.3% interest in the Congress Center property, located in Chicago, Illinois. We will provide you with information concerning the disposition of your interest in the Congress Center property when more information is available.

In closing, we want to once again express our personal appreciation for your investment in NNN 2002 Value Fund, LLC. We will continue to strive to earn your confidence and maximize unit holder value.

Sincerely,
/s/ Kent Peters

NNN 2002 Value Fund, LLC
By:       Triple Net Properties, LLC
Its:        Manager

By: Kent Peters
Its: Executive Vice President